Exhibit 5

Cadwalader, Wickersham & Taft LLP 200 Liberty Street, New York, NY 10281 Tel +1 212 504 6000 Fax +1 212 504 6666 www.cadwalader.com

December 19, 2024

Barclays Commercial Mortgage Securities LLC
745 Seventh Avenue
New York, New York 10019
Attention: Daniel Schmidt

Re:	BBCMS Mortgage Trust 2024-5C31, Commercial Mortgage Pass-Through Certificates, Series 2024-5C31

To the Addressee of this Letter:

We have acted as special counsel to Barclays Commercial Mortgage Securities LLC (the “Company”) in connection with the proposed sale by the Company and purchase by Barclays Capital Inc. (“Barclays Capital”), SG Americas Securities, LLC (“SGAS”), BMO Capital Markets Corp. (“BMO Capital Markets”), Deutsche Bank Securities Inc. (“DBSI”), Citigroup Global Markets Inc. (“CGMI”), KeyBanc Capital Markets Inc. (“KeyBanc”), Drexel Hamilton, LLC (“Drexel”) and Bancroft Capital, LLC (“Bancroft Capital” and, together with Barclays Capital, SGAS, BMO Capital Markets, DBSI, CGMI, KeyBanc and Drexel, the “Underwriters”) of the BBCMS Mortgage Trust 2024-5C31, Commercial Mortgage Pass-Through Certificates, Series 2024-5C31, Class A-1, Class A-2, Class A-3, Class X-A, Class A-S, Class B and Class C (the “Offered Certificates”), pursuant to the terms of the Underwriting Agreement, dated as of December 4, 2024 (the “Agreement”), among the Company, Barclays Capital Holdings Inc., Barclays Capital, SGAS, BMO Capital Markets, DBSI, CGMI, KeyBanc, Drexel and Bancroft Capital.

The Offered Certificates are being issued pursuant to a Pooling and Servicing Agreement, dated and effective as of December 1, 2024 (the “Pooling and Servicing Agreement”), among the Company, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer, LNR Partners, LLC, as special servicer, Computershare Trust Company, National Association, as certificate administrator (in such capacity, the “Certificate Administrator”) and as trustee, and Pentalpha Surveillance LLC, as operating advisor and as asset representations reviewer. This letter is being delivered at the request of the Company pursuant to Section 6(f) of the Agreement. Capitalized terms used herein but not defined herein have the respective meanings given them in the Agreement.

In rendering the opinions set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Transaction Documents (as defined below) and such certificates, corporate and public records, agreements and instruments and other documents, including, among other things, the documents delivered on the date hereof, as we have deemed appropriate as a basis for the opinions expressed below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Securities and Exchange Commission (the “Commission”) through the Commission’s Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, the accuracy of the matters set forth in the documents, agreements and instruments we reviewed, and that such documents, agreements and instruments evidence the entire understanding between the parties thereto and have not been amended, modified or supplemented in any manner material to the opinions expressed herein. As to matters of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of, the representations and warranties contained in the Agreement and the Pooling and Servicing Agreement and we have relied upon certificates and oral or written statements and other information obtained from the Company, the other parties to the transaction referenced herein, and public officials. Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company and others in connection with the preparation and delivery of this letter.

In particular, we have examined and relied upon:

(i)	the Prospectus, dated December 5, 2024 (the “Prospectus”), relating to the offering of the Offered Certificates;
(ii)	the Pooling and Servicing Agreement; and
(iii)	the Agreement.

Items (i) to (iii) above are referred to in this letter as the “Transaction Documents”.

We have also assumed (x) the legal capacity of all natural persons and (y) (except to the extent expressly opined on herein) that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments constitute the legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms. As used herein, “to our knowledge”, “known to us” or words of similar import mean the actual knowledge, without independent investigation, of any lawyer in our firm actively involved in representing the Company with respect to the transactions contemplated by the Agreement.

We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York and, to the extent expressly referred to in this letter, the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that:

1.                  When the Offered Certificates have been duly executed, authenticated and delivered by the Certificate Administrator in the manner contemplated in the Pooling and Servicing Agreement and paid for by and sold to the Underwriters pursuant to the Agreement, the Offered Certificates will be validly issued and outstanding, fully paid and non-assessable and entitled to the benefits provided by the Pooling and Servicing Agreement.

2.                  The descriptions of federal income tax consequences appearing under the heading “Material Federal Income Tax Considerations” in the Prospectus accurately describe the material federal income tax consequences to holders of the Offered Certificates, under existing law and subject to the qualifications and assumptions stated therein. We also hereby confirm and adopt the opinions expressly set forth under such headings, under existing law and subject to the qualifications and assumptions stated therein.

We hereby consent to the filing of this letter as an exhibit to the Company’s Registration Statement on Form SF-3 (File No. 333-276033) filed with the Commission on December 14, 2023, as amended by a Form SF-3/A filed on February 2, 2024, as amended by a Form SF-3/A filed on April 8, 2024, as declared effective on April 12, 2024 (excluding any exhibits thereto, the “Registration Statement”), as it relates to the Offered Certificates, and to the reference to Cadwalader, Wickersham & Taft LLP and the discussion of our opinions set forth in this letter under the headings “Material Federal Income Tax Considerations” and “Legal Matters” in the Prospectus. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

In addition, we disclaim any obligation to update this letter or communicate with or advise you as to any changes in fact or law, or otherwise.

Very truly yours,

/s/ Cadwalader, Wickersham & Taft LLP